Exhibit 99.1

Item 1.	Financial Statements

The following unaudited consolidated financial statements of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) are provided pursuant to the requirements of this Item. In the opinion of management, all adjustments necessary for fair presentation, consisting of normal recurring adjustments, have been included. The consolidated financial statements presented herein have been prepared in accordance with the accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 21, 2012. See the notes to consolidated financial statements for the basis of presentation. Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. The consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this filing. Results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full fiscal year ending December 31, 2012.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$657	$454
Restricted cash	178	232
Accounts receivable, net of allowance for doubtful accounts of $49 and $46	565	569
Inventories	575	812
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $9 and $10	62	64
Prepaid expenses and other	149	125
Deferred income taxes	276	278

Total current assets	2,462	2,534
Investments	271	259
Plant, property and equipment, net	3,302	3,270
Goodwill and intangible assets, net	2,067	2,057
Deferred tax assets	626	639
Other assets	385	355
Securitized vacation ownership notes receivable, net	411	446

Total assets	$9,524	$9,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$552	$3
Accounts payable	116	144
Current maturities of long-term securitized vacation ownership debt	125	130
Accrued expenses	1,119	1,177
Accrued salaries, wages and benefits	307	375
Accrued taxes and other	131	163

Total current liabilities	2,350	1,992
Long-term debt	1,648	2,194
Long-term securitized vacation ownership debt	364	402
Deferred income taxes	47	46
Other liabilities	1,947	1,971

	6,356	6,605

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 197,162,892 and 195,913,400 shares at March 31, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	1,005	963
Accumulated other comprehensive loss	(309)	(348)
Retained earnings	2,465	2,337

Total Starwood stockholders’ equity	3,163	2,954
Noncontrolling interest	5	1

Total stockholders’ equity	3,168	2,955

Total liabilities and stockholders’ equity	$9,524	$9,560

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per Share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
Owned, leased and consolidated joint venture hotels	$402	$410
Vacation ownership and residential sales and services	514	153
Management fees, franchise fees and other income	201	177
Other revenues from managed and franchised properties	598	555

	1,715	1,295
Costs and Expenses
Owned, leased and consolidated joint venture hotels	349	361
Vacation ownership and residential	393	111
Selling, general, administrative and other	96	80
Restructuring, goodwill impairment and other special charges (credits), net	(11)	—
Depreciation	57	60
Amortization	6	8
Other expenses from managed and franchised properties	598	555

	1,488	1,175
Operating income	227	120
Equity (losses) earnings and gains and losses from unconsolidated ventures, net	10	4
Interest expense, net of interest income of $0 and $1	(49)	(54)
Gain (loss) on asset dispositions and impairments, net	(7)	(33)

Income from continuing operations before taxes and noncontrolling interests	181	37
Income tax benefit (expense)	(52)	(10)

Income (loss) from continuing operations	129	27
Discontinued operations:
Gain (loss) on dispositions, net of tax (benefit) expense of $1 and $1	(1)	(1)

Net income	128	26
Net loss (income) attributable to noncontrolling interests	—	2

Net income attributable to Starwood	$128	$28

Earnings (Losses) Per Share – Basic
Continuing operations	$0.67	$0.16
Discontinued operations	—	(0.01)

Net income	$0.67	$0.15

Earnings (Losses) Per Share – Diluted
Continuing operations	$0.65	$0.15
Discontinued operations	—	(0.01)

Net income	$0.65	$0.14

Amounts attributable to Starwood’s Common Shareholders
Income (loss) from continuing operations	$129	$29
Discontinued operations	(1)	(1)

Net income	$128	$28

Weighted average number of shares	192	187

Weighted average number of shares assuming dilution	197	194

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$128	$26
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	39	55
Amortization of actuarial gains and losses in net period pension cost	1	—
Change in fair value of derivatives	(1)	(2)
Reclassification adjustments for losses (gains) included in net income	—	—

Total other comprehensive income (loss), net of taxes	39	53

Total comprehensive income	167	79
Comprehensive loss attributable to noncontrolling interests	—	—

Comprehensive income attributable to Starwood	$167	$79

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net income	$128	$26
Adjustments to net income:
Discontinued operations:
(Gain) loss on dispositions, net	1	1
Depreciation and amortization	—	—
Depreciation and amortization	63	68
Amortization of deferred gains	(21)	(21)
Non-cash portion of restructuring and other special charges (credits), net	—	—
(Gain) loss on asset dispositions and impairments, net	7	33
Stock-based compensation expense	18	19
Excess stock-based compensation tax benefit	(55)	(12)
Distributions in excess (deficit) of equity earnings	(7)	(2)
Non-cash portion of income tax (benefit) expense	26	3
Other non-cash adjustments to net income	14	7
Decrease (increase) in restricted cash	18	(15)
Other changes in working capital	63	(112)
Securitized VOI notes receivable activity, net	37	29
Unsecuritized VOI notes receivable activity, net	(37)	(33)
Accrued and deferred income taxes and other	—	(2)

Cash (used for) from operating activities	255	(11)

Investing Activities
Purchases of plant, property and equipment	(72)	(61)
Proceeds from asset sales, net of transaction costs	11	—
(Issuance) collection of notes receivable, net	—	(1)
Proceeds from investments, net	—	2
Other, net	(3)	(9)

Cash (used for) from investing activities	(64)	(69)

Financing Activities
Revolving credit facility and short-term borrowings (repayments), net	—	—
(Increase) decrease in restricted cash	35	—
Long-term debt repaid	(3)	(2)
Long-term securitized debt repaid	(43)	(35)
Long-term debt issued	4	—
Dividends paid	(3)	(2)
Proceeds from employee stock option exercises	17	43
Excess stock-based compensation tax benefit	55	12
Other, net	(52)	(27)

Cash (used for) from financing activities	10	(11)

Exchange rate effect on cash and cash equivalents	2	13

(Decrease) increase in cash and cash equivalents	203	(78)
Cash and cash equivalents — beginning of period	454	753

Cash and cash equivalents — end of period	$657	$675

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest	$23	$23

Income taxes, net of refunds	$29	$31

The accompanying notes to financial statements are an integral part of the above statements.

Note 1. Basis of Presentation

The accompanying consolidated financial statements represent the consolidated financial position and consolidated results of operations of Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries (the “Company” or “Starwood”). The Company is one of the world’s largest hotel and leisure companies. The Company’s principal business is hotels and leisure, which is comprised of a worldwide hospitality network of over 1,100 full-service hotels, vacation ownership resorts and residential developments primarily serving two markets: luxury and upscale. The principal operations of Starwood Vacation Ownership, Inc. (“SVO”) include the acquisition, development and operation of vacation ownership resorts; marketing and selling vacation ownership interests (“VOIs”) in the resorts; and providing financing to customers who purchase such interests.

The consolidated financial statements include assets, liabilities, revenues and expenses of the Company and all of its controlled subsidiaries and partnerships. In consolidating, all material intercompany transactions are eliminated. We have evaluated all subsequent events through the date the consolidated financial statements were filed with the Securities and Exchange Commission.

In accordance with the guidance for noncontrolling interests in Accounting Standards Codification (“ASC”) 810, Consolidation, references in this report to our earnings per share, net income, and shareholders’ equity attributable to Starwood’s common stockholders do not include amounts attributable to noncontrolling interests.

Note 2. Recently Issued Accounting Standards

Adopted Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. This topic permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether an additional impairment test is necessary. This topic is for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption allowed. The Company early adopted this topic during the fourth quarter of 2011 in conjunction with its annual impairment testing.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This topic clarifies the application of existing fair value measurements and disclosure requirements and certain changes to principles and requirements for measuring fair value. This update is to be applied prospectively and is effective during interim and annual periods beginning after December 15, 2011. The Company adopted this ASU on January 1, 2012 and it did not have an effect on its consolidated financial statements.

Note 3. Earnings per Share

Basic and diluted earnings per share are calculated using income from continuing operations attributable to Starwood’s common stockholders (i.e. excluding amounts attributable to noncontrolling interests).

The following is a reconciliation of basic earnings per share to diluted earnings per share for income from continuing operations (in millions, except per share data):

	Three Months Ended March 31,
	2012	2011
Income from continuing operations	$129	$29

Weighted average common shares for basic earnings per share	192	187
Effect of dilutive stock options and restricted stock awards	5	7

Weighted average common shares for diluted earnings per share	197	194

Basic earnings per share	$0.67	$0.16

Diluted earnings per share	$0.65	$0.15

Approximately 1,159,000 shares and 728,000 shares were excluded from the computation of diluted shares for the three months ended March 31, 2012 and 2011, respectively, as their impact would have been anti-dilutive.

Note 4. Asset Dispositions and Impairments

During the three months ended March 31, 2012, the Company sold one wholly-owned hotel for cash proceeds of approximately $11 million, net, and recognized a pre-tax loss of $7 million related to the sale. The hotel was sold subject to a long-term franchise agreement.

During the three months ended March 31, 2011, the Company recorded an impairment charge of $32 million to write off its noncontrolling interest in a joint venture that owns a hotel in Tokyo, Japan.

Note 5. Transfers of Financial Assets

The Company has variable interests in the entities associated with its five outstanding securitization transactions. As these securitizations consist of similar, homogenous loans they have been aggregated for disclosure purposes. The Company applied the variable interest model and determined it is the primary beneficiary of these Variable Interest Entities (“VIEs”). In making this determination, the Company evaluated the activities that significantly impact the economics of the VIEs, including the management of the securitized notes receivable and any related non-performing loans. The Company also evaluated its retention of the residual economic interests in the related VIEs. The Company is the servicer of the securitized mortgage receivables. The Company also has the option, subject to certain limitations, to repurchase or replace VOI notes receivable that are in default, at their outstanding principal amounts. Such activity totaled $7 million and $8 million during the three months ended March 31, 2012 and 2011, respectively. The Company has been able to resell the VOIs underlying the VOI notes repurchased or replaced under these provisions without incurring significant losses. The Company holds the risk of potential loss (or gain) as the last to be paid out by proceeds of the VIEs under the terms of the agreements. As such, the Company holds both the power to direct the activities of the VIEs and obligation to absorb the losses (or benefits) from the VIEs.

The securitization agreements are without recourse to the Company, except for breaches of representations and warranties. Based on the right of the Company to fund defaults at its option, subject to certain limitations, it intends to do so until the debt is extinguished, to maintain the credit rating of the underlying notes.

Upon transfer of VOI notes receivable to the VIEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which are reported in restricted cash. The Company’s interests in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by the Company if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts’ debt (see Note 10). The Company is contractually obligated to receive the excess cash flows (spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $13 million and $11 million during the three months ended March 31, 2012 and 2011, respectively, and is classified in cash and cash equivalents.

Note 6. Vacation Ownership Notes Receivable

Notes receivable (net of reserves) related to the Company’s vacation ownership loans consist of the following (in millions):

	March 31, 2012	December 31, 2011
Vacation ownership loans – securitized	$473	$510
Vacation ownership loans – unsecuritized	143	113

	616	623
Less: current portion
Vacation ownership loans – securitized	(62)	(64)
Vacation ownership loans – unsecuritized	(23)	(20)

	$531	$539

The current and long-term maturities of unsecuritized VOI notes receivable are included in accounts receivable and other assets, respectively, in the Company’s consolidated balance sheets.

The Company records interest income associated with VOI notes in its vacation ownership and residential sales and services line item in its consolidated statements of income. Interest income related to the Company’s VOI notes receivable was as follows (in millions):

	Three Months Ended March 31,
	2012	2011
Vacation ownership loans – securitized	$18	$17
Vacation ownership loans – unsecuritized	4	5

	$22	$22

The following table presents future maturities of gross VOI notes receivable and interest rates (in millions):

	Securitized	Unsecuritized	Total
2012	$53	$29	$82
2013	74	16	90
2014	75	15	90
2015	75	17	92
Thereafter	269	125	394

Balance at March 31, 2012	$546	$202	$748

Weighted Average Interest Rates	12.84%	11.99%	12.57%

Range of interest rates	5 to 17%	6 to 17%	5 to 17%

For the vacation ownership and residential segment, the Company records an estimate of expected uncollectibility on its VOI notes receivable as a reduction of revenue at the time it recognizes profit on a timeshare sale. The Company holds large amounts of homogeneous VOI notes receivable and therefore assesses uncollectibility based on pools of receivables. In estimating loss reserves, the Company uses a technique referred to as static pool analysis, which tracks uncollectible notes for each year’s sales over the life of the respective notes and projects an estimated default rate that is used in the determination of its loan loss reserve requirements. As of March 31, 2012, the average estimated default rate for the Company’s pools of receivables was approximately 9.8%.

The activity and balances for the Company’s loan loss reserve are as follows (in millions):

	Securitized	Unsecuritized	Total
Balance at December 31, 2010	$82	$79	$161
Provisions for loan losses	(2)	7	5
Write-Offs	—	(16)	(16)
Other	(8)	8	—

Balance at March 31, 2011	$72	$78	$150

Balance at December 31, 2011	$80	$56	$136
Provisions for loan losses	—	7	7
Write-Offs	—	(11)	(11)
Other	(7)	7	—

Balance at March 31, 2012	$73	$59	$132

The primary credit quality indicator used by the Company to calculate the loan loss reserve for the VOI notes is the origination of the notes by brand (Sheraton, Westin, and Other) as the Company believes there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired. In addition to quantitatively calculating the loan loss reserve based on its static pool analysis, the Company supplements the process by evaluating certain qualitative data, including the aging of the respective receivables, current default trends by brand and origination year, and the Fair Isaac Corporation (“FICO”) scores of the buyers.

Given the significance of the Company’s respective pools of VOI notes receivable, a change in the projected default rate can have a significant impact to its loan loss reserve requirements, with a 0.1% change estimated to have an impact of approximately $4 million.

The Company considers a VOI note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status and the Company does not resume interest accrual until payment is made. Upon reaching 120 days outstanding, the loan is considered to be in default and the Company commences the repossession process. Uncollectible VOI notes receivable are charged off when title to the unit is returned to the Company. The Company generally does not modify VOI notes that become delinquent or upon default.

Note 7. Fair Value

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Forward contracts	$—	$6	$—	$6
Interest rate swaps	—	11	—	11

	$—	$17	$—	$17
Liabilities:
Forward contracts	$—	$—	$—	$—

The forward contracts are over-the-counter contracts that do not trade on a public exchange. The fair values of the contracts are based on inputs such as foreign currency spot rates and forward points that are readily available on public markets, and as such, are classified as Level 2. The Company considered both its credit risk, as well as its counterparties’ credit risk, in determining fair value and no adjustment was made as the risk of default was deemed insignificant based on the short duration of the contracts and the Company’s rate of short-term debt.

The interest rate swaps are valued using an income approach. Expected future cash flows are converted to a present value amount based on market expectations of the yield curve on floating interest rates, which is readily available on public markets.

Note 8. Debt

Long-term debt and short-term borrowings consisted of the following, excluding securitized vacation ownership debt (in millions):

	March 31,	December 31,
	2012	2011
Senior Credit Facility:
Revolving Credit Facility, maturing 2013	$—	$—
Senior Notes, interest at 6.25%, maturing 2013	500	500
Senior Notes, interest at 7.875%, maturing 2014	498	497
Senior Notes, interest at 7.375%, maturing 2015	450	450
Senior Notes, interest at 6.75%, maturing 2018	400	400
Senior Notes, interest at 7.15%, maturing 2019	245	245
Mortgages and other, interest rates ranging from 1.00% to 9.00%, various maturities	107	105

	2,200	2,197
Less current maturities	(552)	(3)

Long-term debt	$1,648	$2,194

During the three months ended March 31, 2011, the Company entered into two interest rate swaps with a total notional amount of $100 million, which the Company pays floating and receives fixed interest rates.

Note 9. Restructuring, Goodwill Impairment and Other Special Charges (Credits), Net

Restructuring, goodwill impairment and other special charges (credits), net were $(11) million and $0 for the three months ended March 31, 2012 and 2011, respectively. These net credits above are not recorded in the Company’s reportable segment earnings.

As a result of a court ruling during the three months ended March 31, 2012, the Company recorded a favorable adjustment of $11 million to reverse a portion of its litigation reserve.

The Company had remaining accruals of $79 million and $89 million as of March 31, 2012 and December 31, 2011, respectively, which are primarily recorded in accrued expenses.

Note 10. Securitized Vacation Ownership Debt

As discussed in Note 5, the Company’s VIEs associated with the securitization of its VOI notes receivable are consolidated in the Company’s financial statements. Long-term and short-term securitized vacation ownership debt consisted of the following (in millions):

	March 31,	December 31,
	2012	2011
2005 securitization, interest rates ranging from 5.25% to 6.29%, maturing 2018	32	37
2006 securitization, interest rates ranging from 5.28% to 5.85%, maturing 2018	24	27
2009 securitization, interest rate at 5.81%, maturing 2016	85	92
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2020	177	190
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2025	171	186

	489	532
Less current maturities	(125)	(130)

Long-term securitized debt	$364	$402

Note 11. Other Liabilities

Other liabilities consisted of the following (in millions):

	March 31,	December 31,
	2012	2011
Deferred gains on asset sales	$918	$933
SPG point liability	713	724
Deferred revenue including VOI and residential sales	20	17
Benefit plan liabilities	71	74
Insurance reserves	48	47
Other	177	176

	$1,947	$1,971

The Company defers gains realized in connection with the sale of a property that the Company continues to manage through a long-term management agreement and recognizes the gains over the initial term of the related agreement. As of March 31, 2012 and December 31, 2011, the Company had total deferred gains of approximately $1 billion included in accrued expenses and other liabilities in the Company’s consolidated balance sheets. Amortization of deferred gains is included in management fees, franchise fees and other income in the Company’s consolidated statements of income and totaled approximately $21 million in each of the three month periods ended March 31, 2012 and 2011.

Note 12. Derivative Financial Instruments

The Company enters into forward currency contracts to manage its exposure to fluctuations in certain foreign currency exchange rates. The Company enters into forward contracts to hedge forecasted transactions based in certain foreign currencies. These forward contracts have been designated and qualify as cash flow hedges, and their change in fair value is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods in which the forecasted transaction occurs. To qualify as a hedge, the Company needs to formally document, designate and assess the effectiveness of the transactions that receive hedge accounting. The notional dollar amounts of the outstanding Euro forward contracts at March 31, 2012 are $29 million, with average exchange rates of 1.4, with terms of less than one year. The Company reviews the effectiveness of its hedging instruments on a quarterly basis and records any ineffectiveness into earnings. The Company discontinues hedge accounting for any hedge that is no longer evaluated to be highly effective. From time to time, the Company may choose to de-designate portions of hedges when changes in estimates of forecasted transactions occur.

The Company also enters into forward currency contracts to manage foreign currency exchange risk on intercompany loans that are not deemed permanently invested. These forward contracts are not designated as hedges, and their change in fair value is recorded in the Company’s consolidated statements of income in the interest expense line item during each reporting period. These forward contracts provide an economic hedge, as they largely offset foreign currency exposure on intercompany loans.

The Company enters into interest rate swap agreements to manage interest expense. The Company’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Company’s debt. At March 31, 2012, the Company had six interest rate swap agreements with an aggregate notional amount of $400 million under which the Company pays floating rates and receives fixed rates of interest (“Fair Value Swaps”). The Fair Value Swaps hedge the change in fair value of certain fixed rate debt related to fluctuations in interest rates and mature in 2013 and 2014. The Fair Value Swaps modify the Company’s interest rate exposure by effectively converting debt with a fixed rate to a floating rate. These interest rate swaps have been designated and qualify as fair value hedges and have met the requirements to assume zero ineffectiveness.

The counterparties to the Company’s derivative financial instruments are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptable level.

The following tables summarize the fair value of the Company’s derivative instruments, the effect of derivative instruments on its Consolidated Statements of Comprehensive Income, the amounts reclassified from “Other Comprehensive Income” and the effect on the Consolidated Statements of Income during the quarter.

Fair Value of Derivative Instruments

(in millions)

	March 31, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Asset Derivatives
Forward contracts	Prepaid and other current assets	$2	Prepaid and other current assets	$3
Interest rate swaps	Prepaid and other current assets	4	Prepaid and other current assets	—
	Other assets	7	Other assets	12

Total assets		$13		$15

	March 31, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Asset Derivatives
Forward contracts	Prepaid and other current assets	$4	Prepaid and other current assets	$—

Total assets		$4		$—

Liability Derivatives
Forward contracts	Accrued expenses	$—	Accrued expenses	$—

Total liabilities		$—		$—

Consolidated Statements of Income and Comprehensive Income

for the Three Months Ended March 31, 2012 and 2011

(in millions)

Balance at December 31, 2011	$(3)
Mark-to-market loss (gain) on forward exchange contracts	1
Reclassification of gain (loss) from OCI to management fees, franchise fees, and other income	—

Balance at March 31, 2012	$(2)

Balance at December 31, 2010	$—
Mark-to-market (gain) loss on forward exchange contracts	2
Reclassification of gain (loss) from OCI to management fees, franchise fees, and other income	—

Balance at March 31, 2011	$2

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		Three Months Ended March 31,
		2012	2011
Foreign forward exchange contracts	Interest expense, net	$(1)	$—

Total loss included in income		$(1)	$—

Note 13. Pension and Postretirement Benefit Plans

The following table presents the components of net periodic benefit cost for the three months ended March 31, 2012 and 2011 (in millions):

	Three Months Ended March 31,
	2012			2011
	Pension Benefits	Foreign Pension Benefits	Postretirement Benefits	Pension Benefits	Foreign Pension Benefits	Postretirement Benefits
Service cost	$—	$—	$—	$—	$—	$—
Interest cost	0.2	2.4	0.2	0.2	2.4	0.2
Expected return on plan assets	—	(3.0)	—	—	(2.9)	—
Amortization of actuarial loss	—	0.5	—	—	0.3	—

Net period benefit cost	$0.2	$(0.1)	$0.2	$0.2	$(0.2)	$0.2

During the three months ended March 31, 2012, the Company contributed approximately $2 million to its pension and postretirement benefit plans. For the remainder of 2012, the Company expects to contribute approximately $9 million to its pension and postretirement benefit plans. A portion of this funding will be reimbursed for costs related to employees of managed hotels.

Note 14. Income Taxes

The total amount of unrecognized tax benefits as of March 31, 2012, was $157 million, of which $47 million would affect the Company’s effective tax rate if recognized. It is reasonably possible that approximately $60 million of the Company’s unrecognized tax benefits as of March 31, 2012 will reverse within the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits through income tax expense. As of March 31, 2012, the Company had $80 million accrued for the payment of interest and no accrued penalties.

The Company is subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. As of March 31, 2012, the Company is no longer subject to examination by U.S. federal taxing authorities for years prior to 2007 and to examination by any U.S. state taxing authority prior to 1998. All subsequent periods remain eligible for examination. In the significant foreign jurisdictions in which the Company operates, the Company is no longer subject to examination by the relevant taxing authorities for any years prior to 2001.

Note 15. Stockholders’ Equity

The following table represents changes in stockholders’ equity that are attributable to Starwood’s stockholders and non-controlling interests (in millions):

		Equity Attributable to Starwood Stockholders
			Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Equity Attributable to Noncontrolling Interests
	Total	Common Shares
Balance at December 31, 2011	$2,955	$2	$963	$(348)	$2,337	$1
Net income (loss)	128	—	—	—	128	—
Equity compensation activity and other	46	—	42	—	—	4
Other comprehensive income (loss)	39	—	—	39	—	—

Balance at March 31, 2012	$3,168	$2	$1,005	$(309)	$2,465	$5

Share Issuances and Repurchases. During the three months ended March 31, 2012, the Company issued approximately 744,000 Company common shares as a result of stock option exercises. During the three months ended March 31, 2012, the Company did not repurchase any common shares and $250 million remained available under the share repurchase authorization previously approved by the Company’s Board of Directors.

Note 16. Stock-Based Compensation

In accordance with the Company’s 2004 Long-Term Incentive Compensation Plan, during the first quarter of 2012, the Company completed its annual grant of stock options, restricted stock and restricted stock units to executive officers, members of the Board of Directors and certain employees. The Company granted approximately 371,000 stock options that had a weighted average grant date fair value of $18.62 per option. The weighted average exercise price of these options was $55.06. In addition, the Company granted approximately 1,345,000 shares of restricted stock and restricted stock units that had a weighted average grant date fair value of $54.98 per share or unit.

The Company recorded stock-based employee compensation expense, including the impact of reimbursements from third parties, of $18 million and $19 million, in the three months ended March 31, 2012 and 2011, respectively.

As of March 31, 2012, there was approximately $113 million of unrecognized compensation cost, net of estimated forfeitures, including the impact of reimbursements from third parties, which is expected to be recognized over a weighted-average period of 1.89 years on a straight-line basis.

Note 17. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments (in millions):

		March 31, 2012		December 31, 2011
	Hierarchy Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Restricted cash	1	$3	$3	$2	$2
VOI notes receivable	3	120	143	93	109
Securitized vacation ownership notes receivable	3	411	508	446	551
Other notes receivable	3	23	23	26	26

Total financial assets		$557	$677	$567	$688

Liabilities:
Long-term debt	1	$1,648	$1,919	$2,194	$2,442
Long-term securitized debt	3	364	380	402	412

Total financial liabilities		$2,012	$2,299	$2,596	$2,854

Off-Balance sheet:
Letters of credit	2	$—	124	$—	$171
Surety bonds	2	—	21	—	21

Total Off-Balance sheet		$—	$145	$—	$192

As previously discussed, on January 1, 2012, the Company adopted ASU No. 2011-04. As a result, the Company has disclosed on a prospective basis the financial hierarchy that prioritizes inputs to valuation techniques as described in ASC No. 820, Fair Value Measurements and Disclosures.

The Company believes the carrying values of its financial instruments related to current assets and liabilities approximate fair value. The Company records its derivative assets and liabilities at fair value. See Note 7 for recorded amounts and the method and assumption used to estimate fair value.

The carrying value of the Company’s restricted cash approximates its fair value. The Company estimates the fair value of its VOI notes receivable and securitized VOI notes receivable using assumptions related to current securitization market transactions. To gain additional comfort on the value, the amount is then compared to a discounted expected future cash flow model using a discount rate commensurate with the risk of the underlying notes, primarily determined by the credit worthiness of the borrowers based on their FICO scores. The results of these two methods are then evaluated to conclude on the estimated fair value. The fair value of other notes receivable is estimated based on terms of the instrument and current market conditions. These financial instrument assets are recorded in the other assets line item in the Company’s consolidated balance sheet.

The Company estimates the fair value of its publicly traded debt based on the bid prices in the public debt markets. The carrying amount of its floating rate debt is a reasonable basis of fair value due to the variable nature of the interest rates. The Company’s non-public, securitized debt, and fixed rate debt fair value is determined based upon discounted cash flows for the debt rates deemed reasonable for the type of debt, prevailing market conditions and the length to maturity for the debt.

The fair values of the Company’s letters of credit and surety bonds are estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing financial institutions.

Note 18. Business Segment Information

On July 1, 2012, the Company completed an internal management reorganization related to its former hotel segment. Whereas its hotel business had previously been included in a single reportable segment, as a result of this reorganization, these results are now segregated into three separate hotel segments: (i) the Americas, (ii) Europe, Africa and the Middle East (“EAME”), and (iii) Asia Pacific. The vacation ownership and residential business remains a separate segment. The segment information included in these financial statements has been retrospectively adjusted to reflect these changes for all periods presented.

The Company’s reportable segments each have a division president who is responsible for the management of the division. Each division president reports directly to the Company’s Chief Executive Officer who is also the Chief Operating Decision Maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

Each hotel segment generates its earnings through a network of owned, leased, consolidated and unconsolidated joint venture hotels and resorts operated primarily under the Company’s proprietary brand names including St. Regis®, The Luxury Collection®, Sheraton®, Westin®, W®, Le Méridien®, Aloft®, Element®, and Four Points® by Sheraton, as well as hotels and resorts which are managed or franchised under these brand names in exchange for fees.

The management of the Company’s vacation ownership and residential sales business is conducted by the vacation ownership and residential segment. The vacation ownership and residential segment generates its earnings through the acquisition, development and operation of vacation ownership resorts, marketing and selling of VOIs, and providing financing to customers who purchase such interests.

The CODM primarily evaluates the operating performance of a segment based on segment earnings. The Company defines segment earnings as net income attributable to its common stockholders before interest expense, taxes, depreciation and amortization, as well as the Company’s share of interest, depreciation and amortization associated with its unconsolidated joint ventures. Segment earnings also excludes certain recurring and nonrecurring items, such as restructuring costs, goodwill impairment and other special charges and gains (losses) on asset dispositions and impairments. General, administrative and other expenses directly related to the segments are included in the calculation of segment earnings, whereas corporate general, administrative, and other expenses are not included in the segment earnings calculation. In addition to revenues recorded within its four segments, the Company also has other revenues from managed and franchised properties, which represent the reimbursement of costs incurred on behalf of managed property owners. These revenues, together with the corresponding expenses, are not recorded within the segments. Other corporate unallocated revenues and earnings primarily relate to other license fee income and are also reported outside of segment revenues.

The following tables present revenues, segment earnings, earnings from unconsolidated ventures, capital expenditures, total assets, and investments in unconsolidated ventures for the Company’s reportable segments. Prior periods have been restated to reflect the current period presentation (in millions):

	Three Months Ended March 31,
	2012	2011
Revenues:
Americas(a)	$403	$397
EAME	106	112
Asia Pacific	82	69
Vacation ownership and residential	508	147

Total segment revenues	1,099	725
Other revenues from managed and franchised hotels	598	555
Other corporate revenues- unallocated	18	15

	$1,715	$1,295

(a)	Includes revenues of $274 million and $278 million for the three months ended March 31, 2012 and 2011, respectively, from hotels located in the United States of America. No other country contributed more than 10% of the Company’s total revenues.

	Three Months Ended March 31,
	2012	2011
Segment earnings:
Americas	$127	$122
EAME	21	24
Asia Pacific	56	48
Vacation ownership and residential	116	36

Total segment earnings	320	230
Other corporate unallocated	19	15
Corporate selling, general, administrative and other—unallocated	(42)	(37)
Gain (loss) on asset dispositions and impairments, net	(7)	(33)
Restructuring, goodwill and other special charges (credits)	11	—
Adjustments to equity earnings(a)	(8)	(13)
Interest expense	(49)	(55)
Depreciation and amortization	(63)	(68)
Discontinued operations, net	(1)	(1)
Income taxes	(52)	(10)

Net income attributable to Starwood	$128	$28

a)	Includes interest expense, depreciation, and amortization expense related to equity earnings not allocated to segment earnings.

	Three Months Ended March 31,
	2012	2011
Earnings from unconsolidated ventures included in segment earnings is as follows:
Americas	$8	$7
EAME	—	—
Asia Pacific	10	10
Vacation ownership and residential	—	—

Total earnings from unconsolidated ventures	$18	$17

	Three Months Ended March 31,
	2012	2011
Capital expenditures:
Americas	$32	$29
EAME	20	12
Asia Pacific	1	1
Vacation ownership and residential (a)	9	29

Total segment capital expenditures	62	71
Other corporate unallocated	18	18

	$80	$89

(a)	Represents gross inventory capital expenditures less cost of sales of $1 million and $16 million for the three months ended March 31, 2012 and 2011, respectively. Additionally, includes development capital of $8 million and $13 million for the three months ended 2012 and 2011, respectively.

	March 31, 2012	December 31, 2011
Assets:
Americas	$2,415	$2,307
EAME	879	830
Asia Pacific	621	610
Vacation ownership and residential	1,694	2,056

Total segment assets(a)	5,609	5,803
Other corporate assets	3,915	3,757

	$9,524	$9,560

(a)	Includes long-lived assets of $1.8 billion and $1.8 billion at March 31, 2012 and December 31, 2011, respectively, located in the United States of America. No other country contributed more than 10% of the Company’s total long-lived assets.

	March 31, 2012	December 31, 2011
Investments in unconsolidated ventures:
Americas	$78	$70
EAME	22	22
Asia Pacific	141	137
Vacation ownership and residential	30	30

Total investments in unconsolidated ventures	$271	$259

Note 19. Commitments and Contingencies

Variable Interest Entities. The Company has evaluated hotels in which it has a variable interest, generally in the form of investments, loans, guarantees, or equity. The Company determines if it is the primary beneficiary of the hotel by primarily considering the qualitative factors. Qualitative factors include evaluating if the Company has the power to control the VIE and has the obligation to absorb the losses and rights to receive the benefits of the VIE, that could potentially be significant to the VIE. The Company has determined it is not the primary beneficiary of these VIEs and therefore these entities are not consolidated in the Company’s financial statements. See Note 5 for the VIEs in which the Company is deemed the primary beneficiary and has consolidated the entities.

The 18 VIEs associated with the Company’s variable interests represent entities that own hotels for which the Company has entered into management or franchise agreements with the hotel owners. The Company is paid a fee primarily based on financial metrics of the hotel. The hotels are financed by the owners, generally in the form of working capital, equity, and debt.

At March 31, 2012, the Company had approximately $82 million of investments and a loan balance of $9 million associated with 16 VIEs. As the Company is not obligated to fund future cash contributions under these agreements, the maximum loss equals the carrying value. In addition, the Company has not contributed amounts to the VIEs in excess of their contractual obligations.

Additionally, the Company has approximately $5 million of investments and certain performance guarantees associated with two VIEs. The performance guarantees have possible cash outlays of up to $63 million, $62 million of which, if required, would be funded over several years and would be largely offset by management fees received under these contracts.

At December 31, 2011, the Company had approximately $83 million of investments and a loan balance of $9 million associated with 16 VIEs. Additionally, the Company had approximately $5 million of investments and certain performance guarantees associated with two VIEs.

Guaranteed Loans and Commitments. In limited cases, the Company has made loans to owners of, or partners in, hotel or resort ventures for which the Company has a management or franchise agreement. Loans outstanding under this program totaled $12 million at March 31, 2012. The Company evaluates these loans for impairment, and at March 31, 2012, believes the net carrying value of these loans is collectible. Unfunded loan commitments aggregating $19 million were outstanding at March 31, 2012, none of which is expected to be funded in the next twelve months or in total. These loans typically are secured by pledges of project ownership interests and/or mortgages on the projects. The Company also has $96 million of equity and other potential contributions associated with managed or joint venture properties, $55 million of which is expected to be funded in the next twelve months.

Surety bonds issued on behalf of the Company as of March 31, 2012 totaled $21 million, the majority of which were required by state or local governments relating to our vacation ownership operations and by our insurers to secure large deductible insurance programs.

To secure management contracts, the Company may provide performance guarantees to third-party owners. Most of these performance guarantees allow the Company to terminate the contract rather than fund shortfalls if certain performance levels are not met. In limited cases, the Company is obligated to fund shortfalls in performance levels through the issuance of loans. Many of the performance tests are multi-year tests, tied to the results of a competitive set of hotels, and have exclusions for force majeure and acts of war and terrorism. The Company does not anticipate any significant funding under its performance guarantees in 2012.

In connection with the purchase of the Le Méridien brand in November 2005, the Company was indemnified for certain of Le Méridien’s historical liabilities by the entity that bought Le Méridien’s owned and leased hotel portfolio. The indemnity is limited to the financial resources of that entity. However, at this time, the Company believes that it is unlikely that it will have to fund any of these liabilities.

In connection with the sale of 33 hotels to a third party in 2006, the Company agreed to indemnify the third party for certain pre-disposition liabilities, including operations and tax liabilities. At this time, the Company believes that it will not have to make any significant payments under such indemnities.

Litigation. The Company is involved in various legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not believe that the resolution of these legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.